Exhibit 99.1

Contact:	John P. Funkhouser
President and Chief Executive Officer
or
Paul T. Storey
Chief Financial Officer
(919) 582-2600

PHARMANETICS DISCLOSES FILING OF FORM 10-K

RALEIGH, NC (April 21, 2004) – PharmaNetics, Inc. (NASDAQ SmallCap: PHAR) today announced that on April 14, 2004, the Company filed its 2003 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) complete with the 2003 financial statements and management’s discussion and analysis of financial condition and results of operations. The 2003 financial statements contain a going-concern qualification from the Company’s auditors. At December 31, 2003, the Company’s cash and cash equivalents totaled $8.5 million, which the Company believes is sufficient to finance its legal proceedings against Aventis Pharmaceuticals. This announcement is being made in compliance with the new Nasdaq Rule 4350(b), as well as other contractual obligations requiring separate disclosure of receipt of an audit opinion that contains a going concern qualification, and does not reflect any change or amendment to the financial statements.

PharmaNetics, Inc. conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company has developed, manufactured and marketed rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics tests are based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.